Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

By and Among

PARTY CITY OF WARWICK, INC.

&

PARTY CITY OF LINCOLN, LLC,

as Sellers,

and

iPARTY CORP.

&

iPARTY RETAIL STORES CORP.,

as Buyers

Dated as of August 15, 2007

Schedules
Schedule 2.1(a)(i)	-	Fixed Asset Register
Schedule 2.1(b)	-	Leases
Schedule 2.1(c)	-	Telephone Numbers
Schedule 2.1(e)	-	Other Assumed Contract Rights/Obligations
Schedule 2.8	-	Allocation of Purchase Price
Schedule 2.12	-	Acquired Inventory

Disclosure Schedules
Schedule 3.7	-	Material Consents (Sellers)
Schedule 3.10	-	Environmental Matters
Schedule 3.14	-	Monthly Sales and Profit and Loss Statements
Schedule 3.17		Contracts
Schedule 4.5	-	Material Consents (Buyer and Buyer Parent)

Exhibits
Exhibit A	-	Bill of Sale
Exhibit B	-	Instrument of Assumption
Exhibit C	-	Lease Assignment and Assumption

Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on August 15, 2007, by and among iParty Retail Stores Corp., a Delaware corporation (the “Buyer”), iParty Corp., a Delaware corporation (the “Buyer Parent”), Party City of Warwick, Inc., a Rhode Island corporation (“Party City Warwick”), and Party City of Lincoln, LLC, a Rhode Island limited liability company (“Party City Lincoln” and with Party City Warwick, the “Sellers” and each a “Seller”), and, with respect to certain sections hereof, certain other parties set forth on the signature pages hereto.  The Buyer, Buyer Parent, and the Sellers, and, where applicable, the other parties set forth on the signature pages hereto, are collectively referred to herein as the “Parties.”

Whereas, Sellers have determined that they desire to sell and transfer their retail stores located in Warwick, Rhode Island and Lincoln, Rhode Island respectively;

Whereas, Buyer and Buyer Parent desire to purchase and acquire such retail stores from Sellers;

Whereas, subject to the terms and conditions contained in this Agreement, Sellers hereby shall sell and transfer and Buyer hereby shall purchase and acquire certain of the assets (and assume certain of the liabilities associated with those assets) of the Sellers’ retail stores located at Cowesett Corners in Warwick, Rhode Island and the Lincoln Mall in Lincoln, Rhode Island (the “Acquired Locations”), all as more fully specified below;

Whereas, to facilitate and further the transactions contemplated by this Agreement, the Parties have agreed that, except as provided for herein, Sellers and their Affiliates may continue to engage in their  businesses after the consummation of the transactions contemplated hereby.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.     DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Acquired Assets” has the meaning set forth in §2.1.

“Acquired Inventory” has the meaning set forth in §2.12.

“Acquired Locations” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, as to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, and, as to natural persons, shall also include any immediate family member of such person, including, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and any other relative (by blood or adoption) who has a place of residence in such person’s home .

“Agreement” has the meaning set forth in the preamble.

“Assumed Liabilities” has the meaning set forth in §2.3.

“Bill of Sale” has the meaning set forth in §2.7.

“Businesses” means the operations of the Sellers related to the retail sale and merchandising of party goods and related items that are conducted in the retail stores operated by the Sellers at the Acquired Locations.

“Business Day” means any weekday other than a weekday on which banks in The Commonwealth of Massachusetts or the State of Rhode Island are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in §8.2.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer’s Knowledge” means the actual (and not constructive or imputed) knowledge of Sal Perisano and Dave Robertson.

“Cash Purchase Price” has the meaning set forth in §2.5.

“CERCLA” shall mean the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Clearance Merchandise” has the meaning set forth in §2.12.

“Closing” has the meaning set forth in §2.6.

“Closing Date” has the meaning set forth in §2.6.

“Closing Documents” has the meaning set forth in §2.7.

“COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or written instrument, including without limitation any document or written instrument evidencing or otherwise relating to any Debt (but excluding the charter and by-laws of such Person), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

 "Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases or (iv) in the nature of Guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Defective Merchandise” has the meaning set forth in §2.12.

“Deposit” has the meaning set forth in §2.9.

“Disclosure Schedule” has the meaning set forth in §3.

“Employees” has the meaning set forth in §7.3(a).

“Employee Plans” mean all compensation and benefit plans, programs, arrangements, contracts, agreements, understandings, commitments and policies sponsored, administered, maintained, or contributed to, by or on behalf of the Sellers relating to the Acquired Locations for the benefit of any former or current employees of the Sellers who perform services for the Sellers in connection with the Acquired Locations or their respective dependents.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” shall mean all federal, state, local and foreign statutes, rules, orders, directives, judgments, permits, regulations, and ordinances or the common law concerning or relating to the environment, occupational health and safety, pollution, or protection of public health  including without limitation all those relating to the generation, manufacture, processing, import, export, labeling, recycling, registration, investigation, documentation, use, handling, transportation, treatment, storage, remediation, disposal, release, or threatened release of any Materials of Environmental Concern, as such requirements are enacted and in effect on or prior to the Closing Date, including, without limitation, any statute, regulation, administrative decision, order, or release pertaining to: (i) air, water, and noise pollution, (ii) groundwater and soil contamination, (iii) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern, (iv) transfer of interests in or control of real property which may be contaminated, (v) community or worker right-to-know disclosures with respect to Materials of Environmental Concern, (vi) the protection of wild life, marine life and wetlands, and endangered and threatened species, (vii) storage tanks, vessels, containers, abandoned and discarded barrels and other closed or breached receptacles, and (viii) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“Excess Seasonal Merchandise” has the meaning set forth in §2.12.

“Excluded Assets” has the meaning set forth in §2.2.

*Excluded Contracts” has the meaning set forth in §2.1(e).

“Financial Statements” shall mean as to each Seller:

(a)           the compiled balance sheets and statements of income, changes in stockholders’ equity and cash flows as of the end of and for each of the last two fiscal years through and including the Most Recent FYE Balance Sheet Date, and

(b)           the unaudited statements of income (or profit and loss statements), sales, and cash flows for each monthly period since the Most Recent FYE Balance Sheet Date and the unaudited balance sheet as of June 30, 2007, copies of which are attached hereto as Schedule 1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Greeting Card Merchandise” has the meaning set forth in §2.12.

“Guarantee” means (i) any guarantee, other than in the Ordinary Course of Business, of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement, other than in the Ordinary Course of Business, whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor or (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hired Employees” has the meaning set forth in §7.3(c).

“Instrument of Assignment and Assumption” has the meaning set forth in §2.7.

“Intellectual Property” means the following types of proprietary rights: patents, copyrights, Trademarks, mask works, software, trade secrets and proprietary information (including without limitation proprietary ideas, research and development, know-how, processes and techniques, technical data, specifications, customer and supplier lists (other than the customer mailing list used by the Acquired Locations in connection with the conduct of the Businesses), pricing and cost information, and business and marketing plans and proposals), all applications for any of the foregoing, all copies and tangible embodiments of any of the foregoing in Sellers’ possession or control, and any Contractual Obligations granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to, used in the production of or existing in the Technology used in the Acquired Locations or (ii) that are owned, licensed or controlled in whole or in part by the Sellers and relate to the Acquired Locations.

“Inventory Taking” has the meaning set forth in §2.12.

“Inventory Taking Instructions” has the meaning set forth in §2.12.

“Layaway, Repair, and Special Orders Merchandise” has the meaning set forth in §2.12.

“Leases” has the meaning set forth in §2.1(b).

“Lease Assignment and Assumption” has the meaning set forth in §2.7.

“Legal Requirement” means any United States federal, state, or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any similar provision having the force and effect of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Lien” means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, special assessments, or other governmental charges to the extent that the payment thereof is not in arrears or otherwise due, (ii) imperfections in title or encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the operations of the Acquired Location as currently conducted, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due, and (iv) as to any leased assets or properties (including pursuant to financial or capital leases), rights of the lessors thereof.

“Loss” means any loss, Liability, claim, damage, expense (including costs of investigation and defense, reasonable attorneys’ fees, and any interest and penalties imposed or assessed by any Governmental Authority), whether or not involving a third party claim, and reduced by the amount of any insurance proceeds and any Tax Benefit applicable to the then current fiscal year in respect of (i) such Loss or (ii) a correlative adjustment which makes allowable to the Buyer, Buyer Parent, Sellers, or any of their Affiliates any deduction, amortization, exclusion from income, or other allowance.

“Material Adverse Effect” means any change in or effect on the Businesses at the Acquired Locations, the Acquired Assets or the Assumed Liabilities that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise), prospects, or operations (including under any Lease) of the Businesses, Acquired Assets and Assumed Liabilities at the Acquired Locations, other than any such changes or effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general to the extent that they do not have a substantially disproportionate effect on the Businesses at the Acquired Locations, and (iii) changes in GAAP or its application.

“Materials of Environmental Concern” means (i) any pollutants, contaminants, or hazardous substances (as such terms are defined under CERCLA), pesticides, (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such term is defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any law, statute, rule, regulation, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings, including, without limitation, those substances defined or regulated as hazardous or toxic under Environmental Laws.

“Most Recent FYE Balance Sheet” shall mean for each Seller the balance sheet of such Seller as of the Most Recent FYE Balance Sheet Date provided to the Buyer.

“Most Recent FYE Balance Sheet Date” shall mean December 31, 2006 in the case of each Seller.

“Non-Competition Period” has the meaning set forth in §7.1.

“Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement, dated April 2, 2007, by and between the Buyer Parent and Sellers.

“Ordinary Course of Business” means, with respect to the Acquired Locations, the ordinary course of business consistent with past custom and practice of the Acquired Locations (including with respect to the quantity and frequency of and expenditure on advertising for the Acquired Locations) and shall expressly exclude, without limitation, any going out of business or similar sales (however denominated) or any sell off of any merchandise at sale prices that are inconsistent with Sellers’ past practices at the Acquired Locations.

“Other Assumed Contract Rights/Obligations” has the meaning set forth in §2.1(f).

“Out-of-Season Merchandise” has the meaning set forth in §2.12.

“Parties” has the meaning set forth in the preamble above.

"Party" means any of the Parties individually.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.

“Personal Property” has the meaning set forth in §2.1(a).

“Purchase Price” has the meaning set forth in §2.5.

"Restricted Parties" means, collectively, the Sellers, their subsidiaries, assigns, successors and Affiliates.

"Restricted Party" means any of the Restricted Parties individually.

“Restricted Region” has the meaning set forth in §7.1.

“Retained Liabilities” has the meaning set forth in §2.4.

“Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in §8.1.

“Sellers’ Knowledge” means the knowledge of Luis Art Linares and Jose L. Linares after due inquiry of Walter Fitzsimmons and the store managers for the Acquired Locations employed by the Sellers immediately prior to the Closing

“Tax” or “Taxes” means any United States federal, state, or local or any foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto.

“Tax Benefit” shall mean any refund or reduction in Tax realized by any Person (or any Affiliate of a Person) attributable, as the context may require, to any specified matter or event, which Tax Benefit shall be determined after first taking into account all other items of income, gain, loss, deduction or credit of such Person or Affiliate.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications), and all other forms of technology, including improvements, modifications, derivatives or changes, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transaction Proposal” has the meaning set forth in §5.6.

“Transfer Taxes” has the meaning set forth in §9.10.

"Transitional Assets" has the meaning set forth in §7.6.

2.     ACQUISITION OF ASSETS BY BUYER.

2.1.  Purchase and Sale of Assets.

The Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Sellers at the Closing, subject to the exclusions contained in §2.2 and subject to and upon the other terms and conditions contained herein, all of Sellers’ right, title and interest in and to the assets of the Sellers which are used or required in the conduct of the Businesses as set forth below (collectively, the “Acquired Assets”), and no other properties, assets, or rights of the Sellers:

(a)  (i)  the tangible personal property and leasehold improvements, including machinery, equipment (but excluding, specifically, POS equipment and computers), alarm systems, tools, furniture, fixtures, furnishings, shelving, owned by the Sellers and used or required in the conduct of the Business, each as set forth on the fixed asset register attached hereto as Schedule 2.1(a)(i) (as supplemented by Sellers at Closing for any additional items acquired after the date hereof), and (ii) the Acquired Inventory (such Acquired Inventory, collectively with the items specified in §2.1(a)(i), the “Personal Property”);

(b)  all rights of the Sellers (i) as tenants under the leases relating to the real property at the Acquired Locations (including to security deposits, but only if and to the extent any existing deposits are not released by the landlords on or prior to Closing) and (ii) under the leases relating to such personal property as is used in the Businesses, each as set forth on Schedule 2.1(b) (collectively, the “Leases”) ;

(c)  all rights of the Sellers to the telephone numbers of the Acquired Locations, each as set forth on Schedule 2.1(c);

(d)  all customer mailing lists and other records relating to the customers of the Businesses or used at or by the Acquired Locations in connection with the conduct of the Businesses that are not owned by Party City Corporation;

(e)  such other contracts, contract rights, agreements and leases (in addition to the Leases) of Sellers required for the conduct of the Businesses at the Acquired Locations as may be set forth on Schedule 2.1(e),  as updated by Sellers as of the Closing Date, and in each case accepted by Buyer (“Other Assumed Contract Rights/Obligations”); but specifically excluding any contractual obligations with Party City Corporation and Gibson Greeting Cards and all other contracts, agreements or leases of Sellers (collectively the “Excluded Contracts”); and

        (f)       the goodwill of the Businesses at the Acquired Locations.

2.2.  Excluded Assets.

There shall be excluded from the Acquired Assets to be sold and transferred to Buyer hereunder, and, to the extent in existence on the Closing Date, the Sellers shall retain all of the Sellers’ right, title and interest in and to the following assets, properties and rights of the Sellers (collectively, the “Excluded Assets”):

(a)  the consideration delivered to Sellers by Buyer or Buyer Parent pursuant to this Agreement and all checks received by the Sellers as of the Closing which have not yet cleared or been deposited or cashed;

(b)  any assets of the Sellers not used in the conduct of the Businesses as well as any POS equipment and computers, even if used in the conduct of the Businesses;

(c)  all rights of the Sellers under the Excluded Contracts;

(d)  all claims, prepayments, refunds, entitlements, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, including without limitation with respect to Taxes, which Sellers may hereafter receive or be responsible for by reason of their ownership of the Acquired Assets prior to the Closing or which have arisen in connection with the operation of the Acquired Locations by the Sellers prior to the Closing (including security deposits, but only if and to the extent such deposits are released by the landlords of the leased real property at the Acquired Locations on or prior to Closing) unless otherwise allocated pursuant to §2.10;

         (e)   all rights in and with respect to the assets associated with (whether in trust, reserve, or otherwise) employee benefit plans of the Sellers, if any, including, without limitation, any Employee Plan;

(f)  all rights in and with respect to insurance policies of the Sellers;

(g)  all corporate, financial (including, without limitation, Tax), computer,  and human resource books, records and systems of the Sellers, including without limitation those used in connection with the Acquired Locations;

(h)  all Intellectual Property used in connection with the operations of the Acquired Locations, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein; and

(i)        all inventories, merchandise and supplies of the Sellers that do not constitute Acquired Inventory under this Agreement.

2.3.  Assumption of Liabilities.

At the Closing, Buyer will deliver to Sellers an instrument of assumption whereby on the terms and subject to the conditions set forth herein and except as excluded by §2.4 hereof, Buyer will undertake, assume, agree to satisfy or perform when due and hold Sellers harmless from and indemnify Sellers against the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a)  all Liabilities of the Sellers under the Leases included in the Acquired Assets (other than those Liabilities that arose or accrued solely based on any act, event, or omission that occurred prior to the Closing, which shall in all cases be retained by Sellers irrespective of whether they are known at Closing or become known only after the Closing, except to the extent adjusted pursuant to §2.10 hereof);

(b)  all Liabilities for Taxes relating to the Acquired Locations that are incurred subsequent to the Closing (unless otherwise allocated pursuant to §2.10);

(c)  all other Liabilities relating to the operations of the Acquired Locations or the ownership of the Acquired Assets, but in each such case only to the extent they arise or accrue after the Closing; and

(d)  all Liabilities relating to or arising from the Buyer’s use of the utilities and telephone accounts of the Sellers pursuant to §7.5.

2.4.  Liabilities Not Assumed.

Except as expressly set forth in this Agreement, the Buyer will not assume or perform any Liabilities not specifically covered in §2.3 hereof including, but not limited to, the following Liabilities (the “Retained Liabilities”), which shall be retained by the Sellers:

(a)  any Liability of the Sellers for Taxes (i) not relating to the Acquired Locations or (ii) incurred or arising on or prior to the Closing (unless otherwise allocated pursuant to §2.10);

(b)  any Liability of the Sellers for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby;

(c)  any Liability of the Sellers to indemnify any Person, except to the extent arising under the Leases for acts, events, or omissions that may take place or transpire after the Closing (unless otherwise allocated pursuant to §2.10);

(d)  any Liability associated with any Employee Plan;

(e)  any Liability of the Sellers arising under this Agreement except as set forth in the indemnification provisions of §8 hereof, to the extent set forth therein;

(f)  any Liability arising out of or relating to the Excluded Assets;

(g)  any Liability to Affiliates of Sellers;

(h)  any Liability relating to former employees of Sellers no longer employed by Sellers as of the close of business on the Closing Date, except to the extent, if any, that Buyer has specifically assumed or agreed to assume responsibility for such obligations in this Agreement; and

(i)  any Liability under any Leases that accrued or arose based solely on any act, event, or omission that occurred prior to or through and including the Closing Date (unless otherwise allocated pursuant to §2.10).

2.5.  Purchase Price.

The Buyer agrees to purchase the Acquired Assets (other than the Acquired Inventory) and the covenant not to compete provided for in §7.1 hereunder for One Million Three Hundred Fifty Thousand Dollars ($1,350,000) and additionally agrees to purchase the Acquired Inventory  at the purchase price determined in accordance with §2.12 below (together, the “Purchase Price”), subject to any adjustment pursuant to §§ 2.9, 2.10 or 2.11 below, payable at Closing by release of the Deposit to Seller and the balance by wire transfer of immediately available funds in accordance with written instructions of the Sellers given to the Buyer not less than two Business Days prior to the Closing Date.

2.6.  The Closing.

The effective time of the closing of the transactions contemplated by this Agreement (the “Closing”) shall be the commencement of business at the Acquired Locations on January 3, 2008 (the “Closing Date”).

2.7.  Deliveries by Sellers and Buyer.

At the Closing:

(i)           the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in §6.1;

(ii)           the Buyer and Buyer Parent shall deliver to the Sellers the various certificates, instruments and documents referred to in §6.2;

(iii)          the Sellers shall execute and deliver to the Buyer and Buyer Parent a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”) and such other instruments of conveyance as the Buyer and Buyer Parent and their counsel may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer and Buyer Parent of valid ownership of the Acquired Assets;

(iv)          the Buyer and Buyer Parent shall execute and deliver to the Sellers an instrument of assumption in substantially the form attached hereto as Exhibit B (the “Instrument of Assignment and Assumption”) and such other instruments as the Sellers and their counsel may reasonably request in order to effect the assumption by the Buyer and Buyer Parent of the Assumed Liabilities;

(v)           the Sellers and Buyer shall each execute and deliver to the other an Assignment and Assumption of Lease substantially in the form attached hereto as Exhibit C (the "Lease Assignment and Assumption") with respect to each lease relating to the real property at the Acquired Locations, with each such Lease Assignment and Assumption governed by and construed in accordance with the terms of this Agreement and, in the event that any provision of either such Lease Assignment and Assumption is construed to conflict with a provision in this Agreement, the provision in this Agreement shall be deemed to be controlling;

(vi)          the Buyer shall pay to the Sellers the Purchase Price set forth in §2.5, subject to any adjustment thereunder or elsewhere hereunder;

(vii)         the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(viii)        the Buyer and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

As used in this Agreement, the term “Closing Documents” shall mean each Bill of Sale, the Instrument of Assignment and Assumption, each Lease Assignment and Assumption, and any other instruments of sale, transfer, conveyance, assignment, and assumption of liabilities executed and delivered by the Parties pursuant to this §2.7 or §7.8 (Further Assurances).

2.8.      Allocation of Purchase Price.

The Buyer and the Sellers agree that the Purchase Price shall be allocated in accordance with Schedule 2.8, which will be prepared by the Parties within one hundred twenty (120) calendar days following the Closing Date, or as soon as practicable thereafter, in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended, and will be revised to reflect any adjustments necessary as a result of any Purchase Price adjustment pursuant to §§ 2.9, 2.10, 2.11 and 2.12 below.  The Buyer, Buyer Parent, and the Sellers shall use such allocation in all relevant Tax Returns.

2.9.  Deposit.

Within five Business Days after Sellers obtain consents from the lessors under each of the Leases for the real property at the Acquired Locations pursuant to the provisions of §5.8 hereunder, Buyer shall deposit in escrow with a mutually agreed upon escrow agent the sum of One Hundred Thirty Five Thousand Dollars ($135,000) (such amount, plus all interest earned thereon, the “Deposit”), which Deposit shall be applied against the Purchase Price due and payable at the Closing, or refunded in full to Buyer if the Closing does not occur through no fault of Buyer.

2.10.    Prorations.

(a)  the following items shall be prorated between Buyer and Sellers as of and through the Closing Date and shall constitute an adjustment to the Purchase Price:

(i)   All ad valorem, real and personal property Taxes (including without limitation any such Taxes paid indirectly through the lessors under or relating to the Leases), general and special assessments (solely with respect to installments due in the current Tax year), and any other property Taxes relating to the Acquired Assets for the current tax year; however, if the amount of such Tax for the current Tax year is not determinable, it shall be initially be prorated on the basis of the Tax for the immediately preceding Tax year or, if greater, the amounts billed by the landlords for the current period and finally adjusted after the amount of Tax for the current Tax year becomes determinable,

(ii)   All payments to the lessors under or relating to the Leases, including unpaid or prepaid rent, security deposits (which shall be returned to the Sellers to the extent released by the lessors), and common area maintenance charges; and

(iii)           Any prepaid expenses associated with the operation of the Acquired Locations which were paid by Sellers in the Ordinary Course of Business, including without limitation telephone expenses and utility charges, but excluding advertising expenses.

(b)   Sellers shall bear the cost and expense of all prorated items set forth in this §2.10 applicable to periods prior to and including the Closing Date and shall receive the benefits thereof, Buyer shall bear the cost and expense of payment of all prorated items set forth in this §2.10 applicable to periods from and after the Closing Date and shall receive the benefits thereof, and the Purchase Price shall be adjusted, if necessary, to account for such division of the costs and expenses of prorated items.

(c)  At the Closing, all such amounts shall be estimated by the Parties in the manner set forth above or otherwise in good faith, with final adjusting payments due once the actual amounts are determined. After Closing, either Party, at its option, may give the other Party written notice of the correct amount of any payment any necessary adjustment to the prorations due under this §2.10 (accompanied by documentation substantiating such amount) and (B) the Party from whom additional payment is required will pay the applicable amount within ten Business Days after such notice.

2.11.  Purchase Price Adjustment for Lease Security Deposits.

In the event that one or more of the Sellers’ security deposits relating to the real property at the Acquired Locations are not released by the landlords on or prior to Closing, then the Purchase Price payable under §2.5 hereunder shall be increased by an amount (not to exceed Fifty Thousand Dollars ($50,000)) equal to the security deposits of the Sellers that are not being released by the landlords, with said adjustment to the Purchase Price, if any, serving as full consideration for the transfer and assignment by the Sellers to the Buyer of their interest in said unreleased security deposits.

2.12.  Acquired Inventory.

(a)           Sellers agree to sell and Buyer agrees to purchase an amount not to exceed Four Hundred Thousand Dollars ($400,000) worth of mutually agreed upon inventory at the Acquired Locations on the Closing Date (valued at Sellers’ cost as determined from Sellers’ books and records maintained in accordance with GAAP) subject to the conditions of this §2.12 and as set forth on Schedule 2.12 (such inventory, the “Acquired Inventory”).

(b)           In determining what shall constitute Acquired Inventory for purposes of this Agreement, the Parties agree that it shall consist only of such inventories and items of merchandise at the Acquired Locations that are saleable in the Ordinary Course of Business as mutually determined by Buyer and Buyer Parent and Sellers and conform to the provisions of Section 2.12(d) below.  In the event that such inventories and items of merchandise are valued at greater than $400,000 (measured by Sellers’ cost and as verified with and accepted by Buyer and Buyer Parent under this §2.12) (“Excess Inventory”), then Buyer may elect to purchase any or all of such Excess Inventory or exclude any thereof from the purchase hereunder.

(c)           In connection with the provisions of this §2.12, the Sellers and Buyer shall cause to be taken a physical inventory (units and costs) of all items of merchandise located at the Acquired Locations (the “Inventory Taking”), which Inventory Taking shall take place and be completed following the close of business at the Acquired Locations on January 2, 2008 and before the commencement of business on the Closing Date.  In the event that the Parties mutually agree that inclement winter weather would impede or prevent the Inventory Taking to take place on such date, the Inventory Taking shall place on January 3, 2008.  The Sellers and Buyer shall jointly employ WIS or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking.  The Inventory Taking shall be conducted in accordance with procedures and instructions as shall be mutually agreed upon by the parties, which will include producing electronic data files in a format capable of being readily inputted into Buyer’s electronic inventory and merchandising system (the “Inventory Taking Instructions”)).  The Sellers and Buyer shall each be responsible for one-half (1/2) of the fees and expenses of the Inventory Taking Service.  Except as provided in the immediately preceding sentence, the Sellers and Buyer shall each bear their respective costs and expenses relative to the Inventory Taking.  The Sellers and Buyer shall each have the right to have such number of representatives present during the Inventory Taking as they reasonably deem necessary, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service.  The Sellers agree that during the conduct of the Inventory Taking, the retail stores at the Acquired Locations shall be closed to the public and no sales or other transactions shall be conducted.

(d)           In mutually agreeing to the items of merchandise that shall constitute Acquired Inventory, the Parties agree that Acquired Inventory shall not include any (i) Defective Merchandise, (ii) Out-Of-Season Merchandise, (iii) Clearance Merchandise, (iv) Greeting Card Merchandise, (v) items or merchandise not located at the Acquired Locations, (vi) Obsolete Merchandise, (vii) Excess Seasonal Merchandise, and (viii) Special Order Merchandise which is not received at the Acquired Locations or picked up by customers prior to the Closing Date.  Notwithstanding anything to the contrary in the foregoing, Acquired Inventory also shall not include: (1) goods which belong to sublessees, licensees or concessionaires of the Sellers; (2) goods held by the Sellers on memo, on consignment, or as bailee; and (3) furnishings, trade fixtures, furniture and equipment and improvements to real property which are located at the Acquired Locations.

(e)           As used in this §2.12 and elsewhere herein, the following terms shall have the respective meanings set forth below:

“Clearance Merchandise” as to a Seller means merchandise that has been offered for sale at a point-of-sale discount equal to fifty percent (50%) or greater off such Seller’s normal selling price.

“Defective Merchandise” means any item of merchandise identified and agreed upon by Sellers and Buyer during the Inventory Taking as defective or otherwise not saleable in the Ordinary Course of Business because it is dented, worn, scratched, broken, faded, torn, mismatched, mistailored, is an outdated food item, or is affected by other similar defects rendering it not first quality, or has been segregated by Sellers as “discontinued” merchandise.

“Excess Seasonal Merchandise” as to each Seller means items in inventory of seasonal, holiday, or packaway merchandise (other than Out-of-Season Merchandise) in quantities or amounts that exceed what was sold by such Seller in the immediately previous selling season during calendar 2007.

“Greeting Card Merchandise” means all items of merchandise constituting greeting cards.

“Layaway, Repair, and Special Order Merchandise” means all items of merchandise held at the Acquired Locations on layaway or for repair, or customer-specific special orders for goods, in each case pursuant to binding agreements, invoices or other legal documentation, where (A) the documentation is clear as to the name, address, telephone number, date of last payment and balance due from the customer, and (B) the goods subject to layaway, repair or special order are properly identified, segregated, and in a condition as described in the documentation.

“Obsolete Merchandise” means all items that are not saleable or useable due to age or similar factors, including merchandise such as film, batteries and similar items with use expiration dates that are within 60 days of product expiration date.

“Out-Of-Season Merchandise” means all items of seasonal, holiday, or packaway merchandise that relate to seasons or holidays that fall in any one calendar year between Halloween and New Year’s Day, inclusive, and shall expressly be deemed to include, without limitation, Halloween, Thanksgiving, Christmas, Hanukah, Kwanzaa, New Year’s Eve and New Year’s Day merchandise.

(f)           The Sellers shall retain all responsibility for any goods not included as “Acquired Inventory” hereunder.  All items not included in the Acquired Inventory, (and that are not otherwise an Acquired Asset hereunder) including any Excess Inventory will be removed by the Sellers from the Acquired Locations at a practicable time but in no event later than two days after the Closing Date.  The Buyer and Buyer Parent shall have no cost, expense or responsibility in connection with any goods not included in Acquired Inventory.

3.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

The Sellers jointly and severally represent and warrant to the Buyer and Buyer Parent that, except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”):

3.1        Organization and Qualification of the Sellers.

Party City Warwick is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Rhode Island, Party City Lincoln is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Rhode Island,  and each of the Sellers are qualified to do business in the State of Rhode Island.  Neither Seller has any subsidiary.

3.2        Authorization of Transaction.

Prior to the date hereof, the Board of Directors of Party City Warwick and the Members of Party City Lincoln, by written consent in lieu of a special meeting of the Board of Directors (in the case of Party City Warwick) and of the Members (in the case of Party City Lincoln), adopted and approved this Agreement and the transactions contemplated hereby.  No vote of the holders of any class of capital stock of the Sellers is necessary to adopt and approve this Agreement or the transactions contemplated hereby.  The Sellers have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and have taken all actions necessary to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered by the Sellers and is Enforceable against the Sellers.

3.3        Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any Legal Requirement to which the Sellers are subject, (ii) result in a breach or violation of, or default under, any Contractual Obligation of the Sellers, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any Contractual Obligation of the Sellers (other than the Leases relating to the real property at the Acquired Locations), or (iv) result in a breach or violation of, or default under, the Sellers’ charter, bylaws or other organizational documents.

3.4        Brokers’ Fees.

The Sellers do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5        Assets.

The Sellers have good title to (or, in the case of the Leases, a valid and subsisting leasehold interest in or right to use), and the power to sell or transfer to the Buyer, all of the Acquired Assets free and clear of any Liens.

3.6        Legal and Other Compliance.

The Sellers are in material compliance with all applicable Legal Requirements relating to the conduct of the Businesses, and no Action has been filed or commenced or, to the Sellers' Knowledge, threatened against either of them alleging any failure so to comply. Without limiting the generality of the foregoing, the Sellers acknowledge that the bulk transfer laws in The State of Rhode Island are no longer in effect.

3.7        Consents.

The Sellers have given all of the material third party notices and will have procured on or before September 14, 2007 the material third party consents, approvals, waivers, and, in the case of holders of Liens, pay off or partial release letters, necessary to permit the consummation by the Sellers of the transactions contemplated hereby, as set forth on §3.7 of the Disclosure Schedule.

3.8        Property, Plant and Equipment.

The Personal Property and other tangible assets included in the Acquired Assets that are material to the operation of the Acquired Locations as conducted on the Closing Date are in good operating condition and repair (subject to normal wear and tear, scheduled maintenance, and retirement).  The Sellers have obtained an estoppel from the lessors under the Leases in respect of real property relating to the Acquired Locations.

3.9        Litigation.

There are no Actions to which either Seller is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject pending or, to the Sellers’ Knowledge, threatened that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.  There are no outstanding judgments, orders, decrees, citations, fines or penalties or written notices of violation against the Seller affecting the Acquired Assets or the Assumed Liabilities under any Legal Requirement.

3.10  Environmental Matters.

Sellers have complied with all applicable Environmental Laws relating to the Acquired Locations, except for violation of Environmental Laws that have not had and would not reasonably be expected to have a Material Adverse Effect.  There is no pending or, to Sellers’ Knowledge, threatened in writing civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental or administrative entity relating to any Environmental Law relating to the Acquired Locations.  To the Sellers’ Knowledge, with respect to the Acquired Locations, no individual or entity has any material liabilities or material obligations arising from the release or threatened release of Materials of Environmental Concern into the environment. Neither Seller nor to Sellers’ Knowledge any other individual or entity is a party or bound by any court order, administrative order, consent order, or other written agreement or release with any governmental entity entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the Acquired Locations.  To the Sellers’ Knowledge, the Sellers do not possess any documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations, or audits relating to the Acquired Locations.  Except as may be described in §3.10 of the Disclosure Schedule or as has not had or would not reasonably be expected to have a Material Adverse Effect: (i) the Seller has all material permits, licenses and other authorizations required to operate the Acquired Locations under any applicable Environmental Laws and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Materials of Environmental Concern, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Laws.

3.11  Affiliated Transactions.

No Affiliate of the Sellers owns or otherwise has any rights to or interests in any Acquired Assets, or has engaged in business dealings with the Sellers related to the Acquired Locations other than on arms-length terms which are no less favorable to the Sellers than those which could be obtained with a third party which is not an Affiliate of the Sellers.

3.12  Absence of Certain Developments.

Since the Most Recent FYE Balance Sheet Date, (a) there has not been any material adverse change in or material adverse effect on the Acquired Assets and no event has occurred or circumstance exists that would be reasonably likely to result in such a change or effect and (b) the Acquired Locations have only been operated in the Ordinary Course of Business.

3.13  Employment.

The Sellers are not a party to (a) any labor, collective bargaining union or similar agreement, (b) the employment by Sellers of each Hired Employee is terminable at will, (c) the Sellers are and have been in compliance in all material respects with any obligations arising under a collective bargaining agreement or any obligations arising under employee benefit plans in each case with respect to the Acquired Locations, and (d) the Sellers have paid or will pay in full to all Hired Employees all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation accrued as of the Closing Date.  There are no pending or threatened workers’ compensation claims, nor, to the Sellers’ Knowledge, any basis for any such claims.

3.14  Certain Financial Information.

The Sellers have provided to the Buyer the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Sellers as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Sellers; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.  Notwithstanding the foregoing, the monthly sales and profit and loss statements attached to §3.14 of the Disclosure Schedule, as updated from time to time from the date of this Agreement until the Closing pursuant to §5.7 hereof were (or will be) prepared in accordance with the past custom and practice of the Sellers and fairly present (or will fairly present) the results of operations of the Acquired Locations set forth therein as of the respective dates thereof and for the periods referred to therein.

3.15  Undisclosed Liabilities.

To the Sellers' Knowledge, except for Liabilities (i) arising in the Ordinary Course of Business since the Most Recent FYE Balance Sheet Date, (ii) under the Leases included in the Acquired Assets, (iii) for accounts payable of the Acquired Location, the Acquired Locations have no material Liabilities that would be required to be disclosed in financial statements prepared in accordance with GAAP.

3.16  Tax Matters.

(a)           Each of the Sellers has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.   Each of the Sellers has paid on a timely basis all Taxes that were due and payable on or prior to the date hereof and as of Closing, shall have paid all such Taxes due and payable on or prior to the Closing Date.  The unpaid Taxes of the Sellers for tax periods through the Most Recent FYE Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent FYE Balance Sheet, and will not exceed the accruals and reserves thereof as of the Closing Date.  Neither Seller has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Sellers during a prior period) other than the Sellers.  All Taxes that the Sellers are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(b)           The Sellers have delivered to the Buyer complete and accurate copies of all federal and state income Tax Returns of the Sellers for their three most recent fiscal years ending prior to the date hereof. No examination or audit of any Tax Return of the Sellers by any Governmental Authority is currently in progress or, to the Sellers’ Knowledge, threatened or contemplated.

(c)           Neither Seller:

(i)           has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code;

(ii)           has any actual or potential liability for any Taxes of any person (other than the Sellers) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or

(iii)           is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)           Neither Seller has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(e)           At all times since January 1, 2001, for federal income tax purposes, Party City Warwick (and any predecessor of Party City Warwick) has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and has validly elected (if necessary) and been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to income taxation.  At all times since January 20, 2004, for federal income tax purposes, Party City Lincoln (and any predecessor of Party City Lincoln) has validly been classified as a partnership under Section 7701 of the Code and the Treasury Regulations thereunder and has been subject to taxation under Subchapter K of Chapter 1 of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to income taxation.

3.17  Contracts.

(a)           Schedule 3.17 of the Disclosure Schedule lists all contracts, contract rights, agreements and leases used in or acquired for the conduct of its business at the Acquired Locations (written or oral) to which either Seller is a party.

(b)           Except with respect to the Excluded Contracts identified on Schedule 3.17, each Seller has delivered to the Buyer and Buyer Parent a complete and accurate copy of each agreement listed in Schedule 3.17 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which a Seller is a party, the agreement is assignable by such Seller to the Buyer without the consent or approval of any party (except as set forth in Schedule 3.17 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately prior to the Closing; and (iii) neither Sellers nor, to the Sellers’ Knowledge, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to Sellers’ Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by a Seller or, to Sellers’ Knowledge, any other party under such agreement.

3.18  Insurance.

The Sellers have and maintain adequate insurance policy coverage (including, without limitation, fire, theft, casualty, comprehensive general liability, workers compensation, and business interruption) under policies which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Sellers.  Such insurance coverage is and will be adequate to cover all claims made or arising prior to the Closing hereunder in respect of the conduct and operation of the Businesses at the Acquired Locations.  The Sellers have no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

3.19  No Material Adverse Change.

There is and has been no Material Adverse Effect on Sellers’ Businesses at the Acquired Locations since the Most Recent FYE Balance Sheet Date or from that represented and disclosed in previous discussions with Buyer.

3.20  No Competing Superstore.

There has been no opening or announced opening on or before August 15, 2007 of any permanent party goods “superstore” (i.e., of more than approximately 9,000 square feet) within a ten mile radius of either of the Acquired Locations, and, to Sellers’ Knowledge, at no time prior to Closing was such a permanent party goods “superstore” scheduled, planned, or announced to be opened within a ten mile radius of either of the Acquired Locations.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT.

   The Buyer and Buyer Parent jointly and severally represent and warrant to the Seller that:

4.1  Organization and Qualification of the Buyer and Buyer Parent.

The Buyer and Buyer Parent are each a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and are each qualified to do business in The Commonwealth of Massachusetts.

4.2  Authorization of Transaction.

Prior to the date hereof, the Board of Directors of the Buyer and Buyer Parent, respectively, at a meeting duly called and held, or by written consent in lieu of a special meeting of the Board of Directors, adopted and approved this Agreement and the transactions contemplated hereby.  No vote of the holders of any class of capital stock of the Buyer or Buyer Parent is necessary to adopt and approve this Agreement or the transactions contemplated hereby.  The Buyer and Buyer Parent each have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and have taken all actions necessary to authorize the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each of the Buyer and Buyer Parent and is or will be, as applicable, Enforceable against each of the Buyer and Buyer Parent.

4.3  Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including, without limitation, the assignments and assumptions referred to in §2 above, will (i) violate any material Legal Requirement to which the Buyer or Buyer Parent is subject, (ii) result in a material breach or violation of, or default under, any material Contractual Obligation of the Buyer or Buyer Parent, (iii), except as set forth on Schedule 4.5, require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any material Contractual Obligation of the Buyer or Buyer Parent or (iv) result in a breach or violation of, or default under, the Buyer’s or Buyer Parent's charter or bylaws.

4.4  Brokers’ Fees.

The Buyer and Buyer Parent do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.5  Consents.

The Buyer and Buyer Parent have given all of the material third party notices and procured, or will procure by Closing, the material third party consents, approvals, and waivers necessary to permit the consummation by the Buyer and Buyer Parent of the transactions contemplated hereby, as set forth on Schedule 4.5.

    4.6  Litigation.

There are no Actions to which either the Buyer or Buyer Parent is a party (either as plaintiff or defendant) or to which either of its assets are subject pending or, to the Buyer’s Knowledge, threatened that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

5.             PRE-CLOSING COVENANTS.

    The Parties agree as follows:

5.1  General.

From the date of this Agreement until the Closing, each of the Buyer, Buyer Parent and Sellers will use their commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the other Parties’ closing conditions set forth in §6.2 and §6.1, respectively).

5.2  Notices and Consents.

From the date of this Agreement until the Closing, each of the Buyer, Buyer Parent and Sellers will give any notices to third parties and will obtain the third party consents, approvals or waivers that are set forth on Schedules 3.7 and 4.5 respectively.

5.3  Operation of Businesses.

From the date of this Agreement until the Closing, the Sellers will not engage in any practice, take any action, or enter into any transaction with respect to the conduct of the Businesses outside the Ordinary Course of Business and shall not, without limitation, engage in any going out of business or similar sales (however denominated), nor sell off any merchandise at sale prices that are inconsistent with Sellers’ past practices.  Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, the Seller will use commercially reasonably efforts to keep the Businesses and Acquired Assets substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees relating to the Businesses.  Notwithstanding the foregoing, Sellers will not, without Buyer’s prior written consent, enter into any new contracts, agreements, or obligations with respect to the Acquired Locations or the Businesses thereat, whether written or oral, unless the same shall be terminable by their terms on not more than thirty (30) days notice, nor enter into any new employment contracts with any employees of Sellers, nor grant any increase to employees’ pay in excess of the Sellers’ standard pay practices, but in no event more than three percent (3%) per annum.  Prior to the Closing, Sellers and their Affiliates shall not operate, manage, or invest in, directly or indirectly, any temporary Halloween or any party goods store within a three-and-one-half (3-1/2) mile radius of the Acquired Locations or at any other location within a three-and-one-half (3-1/2) mile radius of any currently existing store of Buyer.

5.4  Full Access.

From the date of this Agreement until the Closing, the Sellers will permit the Buyer, Buyer Parent, and their representatives to have full access at all reasonable times, upon reasonable notice, and in a manner not to interfere with the Sellers’ business operations or normal employee relations, to all premises, properties, books, records, and documents exclusively of or pertaining exclusively to the Businesses.

5.5  Notice of Developments.

From the date of this Agreement until the Closing, each Party will give prompt written notice to the other Party of any material development causing a breach of any of its own representations and warranties in §3 and §4 above; provided, however, that compliance with the disclosure requirements of this §5.5 shall not relieve a Party of any obligation with respect to any of its representations, warranties or covenants in this Agreement or waive any condition to any other Party’s obligations under this Agreement.

5.6  Exclusivity.

From the date hereof and until Closing, neither the Sellers, nor any of their respective officers, directors, representatives, shareholders, members, managers, agents or Affiliates shall (a) directly or indirectly solicit, initiate or encourage the submission of any Transaction Proposal (as defined below) with; (b) negotiate, furnish, or cause to be furnished any information to, or otherwise cooperate with; or (c) enter into any contract, agreement in principle, or other commitment (whether or not legally binding) with, any person, partnership, corporation, or liability company or other entity (other than Buyer Parent, Buyer or their representatives) with respect to or for any Transaction Proposal.  Sellers shall promptly disclose to Buyer and Buyer Parent any Transaction Proposal received by them during such period (and in no event later than the next Business Day after they shall have received such Transaction Proposal).  As used herein, “Transaction Proposal” means a proposal for the acquisition of the entire or any portion of the capital stock of any of the Sellers, or any material portion of the assets or the Businesses of the Sellers at the Acquired Locations outside the Ordinary Course of Business, or any merger, consolidation, reorganization or business combination involving the Sellers.

5.7  Monthly Financial Reports.

From the date of this Agreement until the Closing, the Sellers shall periodically, regularly and promptly update the monthly sales and profit and loss statements set forth on §3.14 of the Disclosure Schedule for each successive monthly period by providing to Buyer and Buyer Parent copies of the same no later than the next Business Day after they become available.

5.8  Lease Assignments.

Sellers will obtain not later than September 14, 2007 the written consents and approvals of their respective landlords (and any mortgagees) to the assignment of the Leases for their leased real property at the Acquired Locations to Buyer, including, as applicable, consent to such changes that may be necessary to the use and/or the signage clauses under such Leases to permit Buyer’s use of the Acquired Locations for the conduct by Buyer of a typical “iParty” store.   Within five business days after Sellers obtain all such necessary landlord consents in the form satisfactory to Buyer, Buyer shall make payment of the Deposit pursuant to §2.9 of this Agreement.  Sellers shall use commercially reasonable efforts to cause the landlords to release their security deposits relating to the leased real property at the Acquired Locations without requiring replacement security deposits from Buyer.  The Parties hereto agree that if such security deposits are released by the landlords at any time between the date of this Agreement and the Closing Date the same shall be paid over to the Sellers, but that if such security deposits are not released by the landlords on or prior to the Closing Date, then the Purchase Price otherwise payable under §2.5 hereunder shall be adjusted in accordance with the provisions of §2.11 above.

5.9  Rhode Island Tax Good Standing

The Sellers shall obtain before or at Closing tax releases for all state unemployment, sales, use, and other taxes under all applicable Rhode Island state laws (as in effect on the Closing Date), including, without limitation, §28-40-15, §28-43-21, §44-19-22 and §44-11-29 of the General Laws of Rhode Island (and any successor statutes or provisions) and shall obtain and provide the Buyer with Letters of Tax Good Standing (or similar documentation) as to each Seller from the Rhode Island Division of Taxation (or other applicable Rhode Island governmental agency or body).

6	CONDITIONS TO OBLIGATION TO CLOSE.

6.1  Conditions to Obligation of the Buyer and Buyer Parent.

The obligation of the Buyer and Buyer Parent to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions; provided, however, that the Buyer and Buyer Parent may waive any condition specified in this §6.1 by written notice to the Sellers:

(a)    Representations and Warranties.   The representations and warranties set forth in §3 above shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time;

(b)    Performance by Sellers.  The Sellers shall have performed and complied in all material respects with all of their covenants, agreements and obligations contained in this Agreement that are required to be performed or complied with by the Sellers at or prior to the Closing;

(c)    Consents.  The Sellers shall have given all of the material third party notices and procured all of the material third party consents, approvals, and waivers necessary to permit the consummation by the Sellers of the transactions contemplated hereby as set forth on Schedule 3.7, including consents of the lessors under the Leases and a release of any and all Liens.   The Buyer and Buyer Parent shall have procured all of the consents listed on Schedule 4.5.

(d)    Absence of Litigation.  No Action shall be pending or threatened in writing wherein an unfavorable injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) be reasonably likely to have a Material Adverse Effect or materially affect adversely the right of the Buyer or Buyer Parent to own the Acquired Assets (and no such injunction shall be in effect); and

(e)    Financial Statements and Records.  Receipt and review to Buyer’s satisfaction of Sellers’ Financial Statements for each monthly period from April, 2007 through and inclusive of November 2007;

(f)    No Material Adverse Effect.  There is and has been no Material Adverse Effect on Sellers’ Businesses at the Acquired Locations since the Most Recent FYE Balance Sheet Date or from that represented and disclosed in previous discussions with Buyer;

(g)    No Competing Superstore.  There has been no opening or announcement on or before October 1, 2007 of a scheduled or planned opening of any permanent party goods “superstore” (i.e., of more than approximately 9,000 square feet) within a three (3) mile radius of either of the Acquired Locations;

(h)   Sellers shall have conducted their Businesses at the Acquired Locations in the Ordinary Course of Business in a manner consistent with past practices.  Sellers shall not have engaged in any going out of business or similar sales (however denominated), nor any sell off of merchandise at sale prices or discounts that are inconsistent with Sellers’ past practices, nor have made any other material adverse change in the Businesses conducted by Sellers at the Acquired Locations.   Sellers have not entered into any new contracts for the Acquired Locations without Buyer’s consent unless they are terminable on not more than 30 days notice, nor have entered into any employment contracts with any employees, nor granted any increase to employees’ pay in excess of the Sellers’ standard pay increases, not to exceed 3% per annum.   Prior to Closing, Sellers and their Affiliates shall not have operated, managed, or invested in, directly or indirectly, any temporary Halloween or any party good stores within a three-and-one-half (3-1/2) mile radius of the Acquired Locations or at any other location within a three-and-one-half (3-1/2) mile radius of any currently existing store of Buyer; and

(i)    Party City Consents.  Sellers have obtained no later than September 14, 2007 any and all consents required of Party City Corporation for the transactions contemplated hereby, it being expressly agreed that Buyer is not seeking to obtain rights to continue to operate the Acquired Locations as Party City franchised stores.

(j)    Certificate.  The Sellers shall have delivered to the Buyer and Buyer Parent a certificate to the effect that each of the conditions specified above in §6.1 (a)-(i) are satisfied in all respects.

6.2  Conditions to Obligations of the Sellers.

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions; provided, however, that the Sellers may waive any condition specified in this § 6.2 by written notice to the Buyer and Buyer Parent.

(a)    Representations and Warranties.  The representations and warranties set forth in §4 above shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time;

(b)    Performance by Buyer and Buyer Parent.  The Buyer and Buyer Parent shall have performed and complied in all material respects with all of their covenants, agreements and obligations contained in this Agreement that are required to be performed or complied with by the Buyer and Buyer Parent at or prior to the Closing;

(c)    Consents.  The Buyer and Buyer Parent shall have given all of the material third party notices and procured all of the material third party consents, approvals, and waivers necessary to permit the consummation by the Buyer and Buyer Parent of the transactions contemplated hereby as set forth on Schedule 4.5;

(d)    Absence of Litigation.  No Action shall be pending or threatened wherein an unfavorable injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) be reasonably likely to have a material adverse effect on or materially affect adversely the right of the Sellers to have an Enforceable interest in and right under this Agreement (and no such injunction shall be in effect); and

(e)    Certificate.  The Buyer and Buyer Parent shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §6.2(a) through (d) is satisfied in all respects.

7	POST-CLOSING COVENANTS.

7.1  Non-Competition.

The Seller agrees that, in consideration of the transactions contemplated by this Agreement, the Sellers and the other Restricted Parties shall not, on or prior to the fifth anniversary of the Closing Date, directly or indirectly, open, operate, control or invest in, in each case, any new retail party goods store engaged in any way or manner with the sale and marketing for sale or rental of any party, birthday, seasonal or holiday goods, paper goods, costumes, masks, supplies, gift items, balloons, candy, stationery, greeting cards, or services (including, without limitation, any retail party goods stores that are opened and operated temporarily or Halloween or any other holiday or season) anywhere in the State of Rhode Island, and shall not on or prior to the third anniversary of the Closing Date directly or indirectly, open, operate, control, or invest in, in each case, any new retail party goods store (including, without limitation, any retail party goods stores that are opened and operated temporarily for Halloween or any other holiday or season) that is located within a three-and-one-half (3-1/2) mile radius of any retail store owned, operated, controlled, managed or invested in by the Buyer or Buyer Parent anywhere in Massachusetts, Rhode Island, New Hampshire, Vermont, Maine, or Connecticut (such respective five- and three-year periods, the “Non-Competition Period” and, both of such geographical areas, the “Restricted Region”).  Notwithstanding the foregoing, the Restricted Parties shall not during the Non-Competition Period and in the Restricted Region directly or indirectly, open, operate, control or invest in, any retail stores that are not retail party goods stores that sell, market for sale, or rent anything other than a de minimis amount of any party, birthday, seasonal or holiday goods, paper goods, costumes, masks, supplies, gift items, balloons, candy, stationery, greeting cards, or services (measured as less than five percent (5%) of annual store revenues and less than five percent (5%) of retail square footage).

Sellers acknowledge and agree that (i) the provisions of this §7.1 will not impose an undue hardship on them and (ii) breach of the provisions of this §7.1 will cause irreparable injury and damage to Buyer and Buyer Parent, the exact amount of which will be difficult to ascertain and that remedies at law for any such breach would be inadequate and that therefore, in the event of such a breach, Buyer and Buyer Parent shall be entitled, in addition to all remedies available at law, to equitable relief without posting any bond or other undertaking.

7.2  Payment Received.

In the event that a Party receives any payment or other amount owing to such Party but allocated to another Party pursuant to this Agreement, the receiving Party agrees to forward such payments in good faith as promptly as practicable to the applicable Party.

7.3  Employees.

(a)    Contemporaneously with the Closing, Sellers intend to terminate all employees who work at the Acquired Location (the "Employees").  Sellers shall be solely responsible for all termination payments and obligations to such Employees, including, without limitation, any severance and other costs and expenses incurred in connection with such termination. Through the Closing Date, Sellers shall comply with their COBRA obligations, if any.

(b)    Upon the occurrence of the Closing, Buyer and/or Buyer Parent may, but are not obligated to, offer to those Employees it selects employment by Buyer and/or Buyer Parent.  Subject to the other provisions of this §7.3, with respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Buyer and/or Buyer Parent (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Sellers or any subsidiary or predecessor of the Seller shall be treated as service with Buyer, Buyer Parent, or any of their subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)    Employees who accept offers of employment made by Buyer and/or Buyer Parent pursuant to §7.3(b) shall be referred to hereinafter as “Hired Employees.”  For all periods following the Closing Date the Buyer and/or Buyer Parent hereby (i) acknowledge and agree that the Sellers shall not be responsible for paying any salary, wages, pension, retirement, savings, health, welfare and other benefits (whether arising by contract, plan, statute or otherwise) with respect to such Hired Employees in connection with their employment by the Buyer and/or Buyer Parent and (ii) agree to comply with their COBRA obligations, if any, in the event that, subsequent to their hire by the Buyer and/or Buyer Parent, the employment of such Hired Employees is terminated by the Buyer and/or Buyer Parent.

7.4  Reimbursement for Returns, Merchandise Credits and Gift Certificates.

Following the Closing Date, Buyer may, in the ordinary course of business, accept any of the following:

(a)    the return of a retail product sold by the Sellers in connection with the Acquired Locations prior to the Closing Date and refund no more than the retail purchase price of such product and any associated sales tax to the purchaser of such product; or

(b)    a merchandise credit or gift certificate for a retail product sold by the Buyer that was issued by the Sellers in connection with the Acquired Locations prior to the Closing Date and such acceptance is for no more than the original face amount of such merchandise credit or gift certificate.

The Sellers agree to a hold back of the Purchase Price in the amount of Fifteen Thousand ($15,000) to be used to reimburse the Buyer for the amount of such refund or the face amount of such merchandise credit or gift certificate that is paid or accepted, as applicable, by the Buyer.  At its option, the Buyer shall retain (and credit for reimbursement from the hold back) or return to Seller (and forward but not credit for reimbursement from the hold back) all of such returned items. Within ninety (90) days of the Closing Date, the Buyer shall provide written notice to the Sellers of all such returns, merchandise credits and gift certificates accepted, including which of such items the Buyer has elected to retain and which to return and forward to the Sellers and the aggregate amount due to the Buyer pursuant to this §7.4 along with any supporting documentation reasonably requested by the Seller.  Any such reimbursement to the Buyer shall occur by wire transfer of immediately available funds within five (5) Business Days after the receipt by the Seller of the Buyer's written notice and accompanying documentation pursuant to the preceding sentence.  Any balance remaining of the hold back after the expiration of such ninety (90) day period shall be released to the Sellers.  For the avoidance of doubt, the Sellers shall receive a credit for such returned merchandise (in an amount equal to the Sellers’ cost) if it shall be deemed Acquired Inventory in accordance with §2.12 hereof and the Buyer elects to retain and buy such returned merchandise, but not if the Buyer elects to return such returned merchandise to the Sellers.

7.5  Utilities and Telephone Service.

Subject to the provisions of §§ 2.1(d) and 2.10(c) above, Seller shall cancel its utilities and telephone accounts at the Acquired Location on the date that is five (5) Business Days after the Closing Date and Buyer will be responsible for opening and arranging its own utility and telephone accounts thereafter.

7.6  Future Assurances.

At any time and from time to time after the Closing, at the request of a Party and without further consideration, each other Party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably determine is necessary to effectuate the provisions and purposes of this Agreement.

8	INDEMNIFICATION.

8.1  Buyer’s Indemnification.

Subject to the limitations set forth in this §6, the Buyer and Buyer Parent shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, Sellers, and their direct and indirect partners, stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a)    any breach or default in performance by the Buyer or Buyer Parent of any covenant or agreement of the Buyer or Buyer Parent contained in this Agreement or any Closing Document;

(b)    any breach of, or inaccuracy in, any representation or warranty made by the Buyer or Buyer Parent in (i) §4.1, §4.2, §4.3, or §4.4 of this Agreement, (ii) any Closing Document, or (iii) any certificate or other document delivered by the Buyer or Buyer Parent pursuant hereto or thereto (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom); or

(c)    any use of (i) the Transitional Assets by the Buyer or Buyer Parent pursuant to §7.6 or (ii) the Sellers' utilities and telephone accounts by the Buyer or Buyer Parent pursuant to §7.5; or

(d)    any Assumed Liabilities.

8.2  Seller’s Indemnification.

Subject to the limitations set forth in this §8, the Seller shall indemnify and hold harmless, to the fullest extent permitted by law, the Buyer, Buyer Parent, and their direct and indirect partners, stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a)    any breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or any Closing Document;

(b)    any breach of, or inaccuracy in, any representation or warranty made by the Seller in (i) §3.1, §3.2, §3.3, §3.4, or §3.5 of this Agreement, (ii) any Closing Document, or (iii) any certificate or other document delivered by the Seller pursuant hereto or thereto (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” were deleted therefrom); or

(c)    any Retained Liabilities.

8.3  Time Limitations.

(a)    Regardless of any investigation made at any time by or on behalf of any Party hereto or of any information any Party may have in respect thereof, except as set forth in paragraphs (b) and (c) of this §8.3, all of the representations and warranties made by the Buyer, Buyer Parent, and Sellers herein and all known, unknown or unasserted claims and causes of action with respect thereto will terminate upon the Closing Date and no claim may be made or suit instituted with respect to such representations and warranties pursuant to this §6 thereafter.

(b)    No claim may be made or suit instituted under §8.1(b) or §8.2(b) after the close of business on the date that is twelve (12) months after the Closing Date.

(c)    Claims may be made or suits instituted at any time if such claims or suits are based upon fraud or intentional misrepresentation or are under §8.1(a), §8.1(c), §8.1(d), §8.2(a), or §8.2(c) (subject to any applicable statutes of limitation).

(d)    For purposes of this §8, any claim for indemnification shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to the Buyer, Buyer Parent, or the Seller, as applicable, prior to the applicable limitation date specified in this §8.3.

(e)    Notwithstanding the limitation dates set forth in this §8.4 above, obligations to indemnify shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the expiration of the applicable time limitation, made a bona fide claim by delivering notice in accordance with §8.4(d) above.

8.4  Certain Other Indemnity Matters.

Except with respect to §7.1, and except with respect to claims relating to fraud or intentional misrepresentation, the sole and exclusive remedies of each Seller Indemnitee and each Buyer Indemnitee as against any Person from and after the Closing with respect to any and all claims of any kind whatsoever relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this §8.  In furtherance of and subject to the foregoing, the Seller, Buyer, and Buyer Parent hereby waive, to the fullest extent permitted under applicable law, and agree not to assert and to cause each of the other Seller Indemnitees and Buyer Indemnitees not to assert in any Action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against any Party and any of their respective Affiliates and their respective members, partners, stockholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to the subject matter of this Agreement, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this §8 (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements).  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this §8, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against other Persons with respect to the subject matter underlying such indemnification claim.  The Parties shall take all reasonable steps to mitigate all such Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder.  Any insurance proceeds and Tax Benefits actually received or realized by an Indemnified Party (or an Affiliate of an Indemnified Party) after indemnification shall have been made to such Indemnified Party hereunder that were not given effect, pursuant to the definition of “Loss”, in determining the amount of such Loss, up to the amount of such Loss, shall be refunded to the Indemnifying Party by the Indemnified Party.  To the extent permitted under applicable Legal Requirements, any and all payments or offsets pursuant to this §8 shall be deemed for Tax purposes to be adjustments to the Purchase Price.

8.5  Third Party Claims.

Promptly after the receipt by any Person entitled to indemnification pursuant to this §8 (the “Indemnified Party”) of notice of the commencement of any Action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this §8 (the “Indemnifying Party”), give such Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party.  The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such claim actively and diligently.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby.  So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld (provided that such consent shall be granted in connection with any settlement (i) containing a full release of the party from whom such consent is so requested and (ii) in the case of a consent from an Indemnified Party, involving only monetary damages).  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim actively and diligently, (x) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, such claim, (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys’ fees and expenses and (z) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this §8.

8.6  Information.

Each Party hereby agrees to provide to the other Parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this §8 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

9	TERMINATION.

9.1  Termination of Agreement.

The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           the Buyer and Buyer Parent may terminate this Agreement by giving written notice to the Sellers in the event a Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in §6.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer and Buyer Parent to the Sellers of written notice of such breach;

(c)           the Sellers may terminate this Agreement by giving written notice to the Buyer and Buyer Parent in the event the Buyer or Buyer Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in §6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Sellers to the Buyer and Buyer Parent of written notice of such breach;

(d)           the Buyer and Buyer Parent may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before January 3, 2008 by reason of the failure of any condition precedent under §6.1 (unless the failure results primarily from a breach by the Buyer or Buyer Parent of any representation, warranty or covenant contained in this Agreement); or

(e)           the Sellers may terminate this Agreement by giving written notice to the Buyer and Buyer Parent if the Closing shall not have occurred on or before January 3, 2008 by reason of the failure any condition precedent under §6.2 (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement).

9.2  Effect of Termination.

If this Agreement is terminated pursuant to §8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party resulting from such Party’s breach or default of this Agreement) and the provisions of §2.9 hereunder shall govern, if applicable, the refund of the Deposit, if previously made, and its return to the Buyer.

10	MISCELLANEOUS.

10.1  Press Releases

No public announcement, press release, or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date of this Agreement without the prior written approval of the other Parties following an opportunity to review such proposed announcement or release.  Notwithstanding the foregoing, (i) nothing in this Agreement shall preclude or prevent any Party from making any public announcement or filing that the disclosing Party believes in good faith is required for it to comply with by applicable law (in which case the disclosing Party will provide the other Parties with the opportunity to review in advance the disclosure), including applicable federal or state securities laws or any rules of a stock exchange upon which any shares of such Party are listed for trading and (ii) the Parties hereby approve the press releases and other documents attached hereto as Schedule 10.1.

10.2  Entire Agreement.

This Agreement, together with the Non-Disclosure Agreement and any side letters or instruments related thereto, and Closing Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10.3  Succession and Assignment; No Third-Party Beneficiary.

Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties (except with respect to any successor to all or substantially all of a Party’s business that becomes a party to this Agreement and subject to the terms and conditions of this Agreement to the same extent, and in the same capacity, as the Party which is so succeeded, in which case no prior written consent shall be necessary hereunder).  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

10.4  Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each Party hereto.

10.5  Headings.

The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.6  Notices.

All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)           by hand (in which case, it will be effective upon delivery);

(b)           by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)           by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Sellers:

242 Toby Hill Road
Westbrook, CT 06498

Phone: (203) 627-0560
Fax: (860) 399-4344
Attention:  Luis Art Linares

With a copy to:

McElroy Deutsch Mulvaney & Carpenter, LLP
1300 Mount Kemble Avenue
Morristown, New Jersey 07962

Phone: (973) 993-8100
Fax: (973) 425-0161
Attention:  Joseph P. LaSala, Esq.

If to the Buyer or Buyer Parent:

iParty Corp.
270 Bridge Street
Dedham, MA 02026
Phone: (781) 329-3952
Fax: (781) 326-7143
Attention:   Sal Perisano, Chairman & Chief Executive Officer

With a copy to:

Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Phone: (617) 973-6147
Fax: (617) 722-4954
Attention:   Donald H. Siegel, P.C.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.7  Governing Law.

This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.8  Amendments and Waivers.

No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Buyer Parent, and Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective, and if the amendment or waiver is applicable to any other party set forth on the signatures pages hereto, such party.  No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.9  Severability.

Any term or provision of this Agreement or of any Section hereof that is invalid or unenforceable in any situation in any jurisdiction, including without limitation §7.1 hereof, will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.10  Expenses.

Each of the Buyer, Buyer Parent, and the Sellers will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Buyer shall pay any sales, use, excise, transfer or other similar Tax (collectively, “Transfer Taxes”) imposed with respect to the transactions contemplated by this Agreement.

10.11  Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.

10.12  Incorporation of Schedules.

The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13  Jurisdiction.

Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts within The Commonwealth of Massachusetts for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above- named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.14  Venue.

Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in The Commonwealth of Massachusetts.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.15  Service of Process.

Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Massachusetts law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to §9.6, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.16  Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Asset Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

The Buyer:	iPARTY RETAIL STORES CORP.

By: s/SAL PERISANO____________
Name: Sal Perisano
Title: Chief Executive Officer

The Buyer Parent:	iPARTY CORP.

By: s/SAL PERISANO____________
Name: Sal Perisano
Title: Chief Executive Officer

The Sellers:	PARTY CITY OF WARWICK, INC.

By: s/LUIS ART LINARES__________
Name: Luis Art Linares
Title: President

PARTY CITY OF LINCOLN, LLC

By: s/LUIS ART LINARES__________
Name: Luis Art Linares
Title: Managing Member
Solely with respect to §7.1 hereof:
s/LUIS ART LINARES_____________
Luis Art Linares

s/JOSE L. LINARES_______________
Jose L. Linares